EXHIBIT 99.1

Rockwell Collins enters into accelerated share repurchase agreement; boosts fiscal year 2007 earnings per share guidance range by 5 cents

CEDAR RAPIDS, Iowa (Sept. 29, 2006) -- Rockwell Collins, Inc. (NYSE: COL) today announced it repurchased 4.7 million shares, or approximately 2.7 percent of its outstanding common stock on Sept. 28, 2006. The shares were purchased from Bank of America N.A. in conjunction with an accelerated share repurchase agreement at an initial total cost of $257 million, or $54.63 per share.

Under terms of the agreement, Rockwell Collins was able to immediately repurchase the 4.7 million shares. The repurchased shares are subject to a future price adjustment to be determined based on the volume weighted average market trading price of Rockwell Collins common stock over a period of up to three months.

With the execution of this agreement, the company now expects fiscal year 2007 earnings per share in the range of $3.10 to $3.20, a 5 cent increase over the previously announced guidance range of $3.05 to $3.15. The transaction will not materially affect fiscal year 2006 earnings per share.

"Our share repurchase program continues to be an important component of our capital deployment strategy and an efficient and flexible way of returning value to our shareowners. The terms of this agreement provide an economically attractive method for immediately deploying our available cash while at the same time accelerating the enhancement of shareowner value," said Rockwell Collins Senior Vice President and Chief Financial Officer Patrick Allen. "With the execution of this agreement, we now expect fiscal year 2007 earnings per share to reflect year-over-year growth of about 18%, double our projected organic revenue growth rate."

Including this transaction, the company has repurchased 9.3 million shares for $492 million during fiscal year 2006 and has $74 million of authorized share repurchases remaining.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Media Contact:	Investor Contact:

Nancy Welsh	Dan Crookshank
319.431.3105	319.295.7575
nkwelsh@rockwellcollins.com	investorrelations@rockwellcollins.com